NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy Welcomes New Board Member

BUTTE, MT / SIOUX FALLS, SD – Nov. 21, 2024 – NorthWestern Energy Group, Inc.
d/b/a NorthWestern Energy (Nasdaq: NWE) today announced that its board of directors recently elected David L. Goodin as a director to a term commencing Dec. 1, 2024. Goodin brings extensive utility operations and executive experience to the independent board.
Goodin has over 40 years of experience in the utility industry with MDU Resources Group, Inc. (NYSE: MDU). On Jan. 5, 2024, he retired as MDU's president and chief executive officer, and on May 14, 2024, he retired from MDU's board of directors. Before becoming CEO in 2013 and over the course of his career with MDU, he served in various leadership roles in the organization, including president and chief executive officer of the Utility Group, president of Cascade Natural Gas, and executive vice president of operations and acquisitions at MDU.
Mr. Goodin has been appointed to a number of boards during his career. In addition to MDU’s board, he has shared his leadership experience as a member of the U.S. Bank Western North Dakota Advisory Board, the Sanford West Medical Board, and the Boards of the NDSU Foundation and Alumni Association and the Bismarck State College Foundation. His utility expertise has allowed him to serve on the Boards of the Edison Electric Institute, American Gas Association, North Central Electric Association, and Midwest Energy Association.
“NorthWestern Energy has completely refreshed its board of directors over the past ten years to bring in a diverse group of talented individuals,” said CEO Brian Bird. “Dave will continue our tradition of strong corporate governance and bring additional bench strength in utility executive leadership after his lengthy and successful career at MDU. We look forward to leaning on his prior leadership experience in Montana and the region in which we serve our customers.”

The addition of Goodin will increase temporarily the NorthWestern Energy board to ten members. On Jan. 1, 2025, the board will return to nine members following the previously announced resignation of current board member Tony Clark on Dec. 31, 2024, as part of his transition to becoming the Executive Director of the National Association of Regulatory Utility Commissioners. Only one board member, CEO Brian Bird, is an employee of the company, with the others representing a broad range of experience across the utility industry.
About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Energy Group, Inc., doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe,

NorthWestern Energy Welcomes New Board Member
November 22, 2024

reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 775,300 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NorthWestern Corporation, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NorthWestern Energy Public Service Company. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Investor Relations Contact:
Travis Meyer
605-978-2967
travis.meyer@northwestern.com

Media Contact:
Jo Dee Black
866-622-8081
jodee.black@northwestern.com